Exhibit 3.1

To be effective February 19, 2013 at 8:00 A.M.

Articles of Amendment
To the Articles of Incorporation
of
EMERALD OIL, INC.

Pursuant to the provisions of Section 35-1-230 of the Montana Business Corporation Act, the undersigned corporation adopts the following Articles of Amendment to its Articles of Incorporation (the “Articles of Incorporation”):

ARTICLE 1

The name of the corporation is Emerald Oil, Inc.

ARTICLE 2

Section 4 of the Articles of Incorporation is hereby amended by replacing the first paragraph in its entirety as follows:

“4. Number of Shares. The total number of shares of all classes of stock that the Corporation shall have the authority to issue is Five Hundred Twenty Million (520,000,000) shares consisting of: Five Hundred Million (500,000,000) shares of common stock, $.001 par value per share (“Common Stock”); and Twenty Million (20,000,000) shares of preferred stock, $.001 par value per share (“Preferred Stock”), of which Six Hundred Fifty Thousand (650,000) shares of Preferred Stock have been designated as “Series A Perpetual Preferred Stock,” the preferences, limitations, and relative rights are set forth in the Preferences, Limitations, and Relative Rights of Series A Perpetual Preferred Stock attached as Exhibit A hereto, and Six Million Five Hundred Thousand (6,500,000) shares of Preferred Stock have been designated as “Series B Voting Preferred Stock,” the preferences, limitations, and relative rights are set forth in the Preferences, Limitations, and Relative Rights of Series B Voting Preferred Stock attached as Exhibit B hereto. Twelve Million Eight Hundred Fifty Thousand (12,850,000) shares of Preferred Stock remain undesignated.”

The preferences, limitations, and relative rights of the Series A Perpetual Preferred Stock are set forth in the Preferences, Limitations, and Relative Rights of Series A Perpetual Preferred Stock attached as Exhibit A hereto. The preferences, limitations, and relative rights of the Series B Voting Preferred Stock are set forth in the Preferences, Limitations, and Relative Rights of Series B Voting Preferred Stock attached as Exhibit B hereto.

ARTICLE 3

This amendment to the Articles of Incorporation of the corporation designating the preferences, limitations, and relative rights of the Series A Perpetual Preferred Stock and of the Series B Voting Preferred Stock was authorized and adopted by the board of directors of the corporation by unanimous written consent dated January 31, 2013.

IN WITNESS WHEREOF, the undersigned has executed these Articles of Amendment to the Articles of Incorporation as of February 15, 2013 to be effective as of February 19, 2013 at 8:00 a.m.

/s/ McAndrew Rudisill
McAndrew Rudisill, President

Exhibit A

PREFERENCES, LIMITATIONS, AND RELATIVE RIGHTS

OF

SERIES A PERPETUAL PREFERRED STOCK

OF

EMERALD OIL, INC.

Section 1.           Designation. The distinctive serial designation of such series of Preferred Stock is “Series A Perpetual Preferred Stock” (“Series A”). Each share of Series A shall be identical in all respects to every other share of Series A.

Section 2.           Number of Shares. The authorized number of shares of Series A shall be 650,000. Shares of Series A that are redeemed, purchased or otherwise acquired by the Corporation, or converted into another series of Preferred Stock, shall be cancelled and retired and revert to authorized but unissued shares of Preferred Stock (provided that any such cancelled shares of Series A may be reissued only as shares of any series other than Series A).

Section 3.           Definitions. As used herein with respect to Series A:

(a)           “Accrued and Unpaid Dividend Amount” has the meaning set forth in Section 4(a)

(b)           “Accrued Principal Amount” means, with respect to each share of Series A, on any date of determination, the sum of (i) $100.00 and (ii) the accrued and unpaid dividends thereon (including, if applicable as provided in Section 4(a), dividends on such amount), whether or not declared, to such date.

(c)           “Additional Directors” has the meaning set forth in Section 11(a)

(d)           “Articles of Incorporation” means the articles of incorporation of the Corporation, as it may be amended from time to time, and shall include this Certificate of Designations and the Series B Certificate.

(e)           “Board of Directors” means the board of directors of the Corporation.

(f)           “Business Day” means a day that is a Monday, Tuesday, Wednesday, Thursday or Friday and is not a day on which banking institutions in Billings, Montana or New York, New York generally are authorized or obligated by law, regulation or executive order to close.

(g)           “Bylaws” means the bylaws of the Corporation, as they may be amended from time to time.

(h)           “Certificate of Designations” means this Certificate of Designations relating to Series A, as it may be amended from time to time.

(i)           “Change of Control” means the occurrence of any of the following events:

(i)               the sale, lease or transfer, in one transaction or a series of related transactions, of more than 50% of the Corporation’s assets (determined on a consolidated basis) to any “person” or “group” (as such terms are used in Section 13(d)(3) of the Exchange Act) other than a Wholly Owned Subsidiary; provided, however, that a transaction covered by this clause (i) shall not be a Change of Control if a Specified Person is a party in the transaction; or

(ii)             the consolidation or merger of the Corporation with or into any other Person or the merger of another Person with or into the Corporation, pursuant to which the holders of 100% of the total voting power of the total outstanding capital stock of the Corporation immediately prior to the consummation of such consolidation or merger do not beneficially own (within the meaning of Rule 13d-3 of the Exchange Act) in the aggregate more than 50% of the total voting power of the total outstanding capital stock of the continuing or surviving Person immediately after such transaction; provided, however, that a transaction covered by this clause (ii) shall not be a Change of Control if the parties to such transaction include a Specified Person; or

(iii)           the acquisition, directly or indirectly, by any “person” or “group” (as such terms are used in Section 13(d)(3) of the Exchange Act), other than a Specified Person, of beneficial ownership (as defined in Rule 13d-3 under the Exchange Act) of more than 50% of the total voting power of the total outstanding capital stock of the Corporation; provided, however, that a transaction covered by this clause (iii) shall not be a Change of Control if the party from whom such stock is acquired in such acquisition is a Specified Person; or

(iv)           the first day on which a majority of the individuals who constitute the entire Board of Directors (excluding any Additional Directors) shall not be Continuing Directors.

(j)           “Change of Control Offer” has the meaning set forth in Section 7(a)

(k)           “Change of Control Payment Date” has the meaning set forth in Section 7(b)(ii)

(l)            “Change of Control Price” has the meaning set forth in Section 7(f)

(m)          “Common Stock” means the common stock, par value $0.001 per share, of the Corporation.

(n)           “Continuing Directors” means individuals (i) who are directors of the Corporation on the Original Issue Date (“Incumbent Directors”), (ii) whose nomination for election or election to the Board of Directors was approved by a majority of the Incumbent Directors then still in office, or (iii) whose nomination for election or election to the Board of Directors was approved by a majority of the Incumbent Directors and the directors approved pursuant to clause (ii) then still in office.

(o)           “Corporation” means Emerald Oil, Inc., a Montana corporation.

(p)           “Credit Facility” means the Credit Agreement, dated as of November 20, 2012, among the Corporation, Wells Fargo Bank, N.A. and the lenders party thereto, as it may be amended from time to time, or any other credit agreement pursuant to which the Credit Facility is repaid or otherwise refinanced.

(q)           “Default” means an Event of Default or an Event of Material Default.

(r)           “Dividend Payment Date” means each March 31, June 30, September 30 and December 31, commencing on March 31, 2013.

(s)           “Dividend Period” has the meaning set forth in Section 4(a)

(t)           “Dividend Record Date” has the meaning set forth in Section 4(a)

(u)          “Event of Default” means, with respect to the Credit Facility, an “Event of Default” pursuant thereto other than as set forth in the definition of Event of Material Default, or in each case pursuant to any similar provision contained in any credit agreement pursuant to which the Credit Facility is repaid or otherwise refinanced.

(v)          “Event of Material Default” means, with respect to the Credit Facility, an “Event of Default” pursuant to Sections (i) 10.01(a) (Loan Principal Payments), (ii) 10.01(b) (Loan Interest and Fee Payments), (iii) 10.01(d) (Covenant Breaches) (solely with respect to the failure to observe or perform any covenant, condition or agreement contained in Sections 9.01(a) (Debt/EBITDAX Ratio), 9.01(b) (Current Ratio), 9.01(c) (Fixed Charge Coverage Ratio), 9.02 (Debt) or 9.11 (Mergers, Etc.) thereof), (iv) 10.01(f) (Material Indebtedness Payments), (v) 10.01(g) (Material Indebtedness Acceleration), (vi) 10.01(h) (Involuntary Bankruptcy) or (vii) 10.01(i) (Voluntary Bankruptcy) thereof, or in each case pursuant to any similar provision contained in any credit agreement pursuant to which the Credit Facility is repaid or otherwise refinanced.

(w)          “Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

(x)          “Investor Director” has the meaning set forth in Section 10

(y)          “Junior Stock” means the Common Stock, Series B and any other class or series of stock of the Corporation (other than Series A) that ranks junior to Series A either or both as to the payment of dividends and/or as to the distribution of assets on any liquidation, dissolution or winding up of the Corporation.

(z)          “Liquidation Preference” means, with respect to each share of Series A, on any date of determination, the sum of (i)(A) after the Original Issue Date through and including the second anniversary thereof, $112.50, (B) after the second anniversary of the Original Issue Date through and including the third anniversary thereof, $110.00, (C) after the third anniversary of the Original Issue Date through and including the fourth anniversary thereof, $105.00 and (D) thereafter, $100.00 and (ii) the accrued and unpaid dividends thereon (including, if applicable as provided in Section 4(a), dividends on such amount), whether or not declared, to such date.

(aa)        “NYSE MKT” means NYSE MKT LLC.

(bb)        “Original Issue Date” means February 19, 2013.

(cc)        “Person” means any individual, corporation, limited liability company, partnership, joint venture, association, joint stock company, trust, unincorporated organization, or government or any agency or political subdivision thereof.

(dd)        “PIK Warrant” has the meaning set forth in Section 4(a)

(ee)        “Preferred Stock” means any and all series of preferred stock, par value $0.001 per share, of the Corporation, including Series A and Series B.

(ff)         “Purchase Agreement” means the Securities Purchase Agreement, dated as of February 1, 2013, by and among the Corporation, WDE Emerald Holdings LLC, a Delaware limited liability company, and White Deer Energy FI L.P., a Cayman Islands exempted limited partnership, including all schedules and annexes thereto, as it may be amended from time to time.

(gg)       “Series A” has the meaning set forth in Section 1

(hh)       “Series B” means the series of Preferred Stock designated as “Series B Voting Preferred Stock.”

(ii)         “Series B Certificate” means the Certificate of Designations of Series B Voting Preferred Stock relating to Series B, as it may be amended from time to time.

(jj)         “Shareholder Approval” means, with respect to the issuance of any PIK Warrants and any shares of Common Stock issuable upon exercise of such PIK Warrants, the approval, in accordance with Section 705 of the NYSE MKT Company Guide, of the stockholders of the Corporation required to authorize such issuances pursuant to Section 713 of the NYSE MKT Company Guide.

(kk)      “Specified Person” means White Deer Energy L.P. or any of its affiliates, including White Deer Energy TE L.P. and White Deer Energy FI L.P.

(ll)         “Subsidiary” means, with respect to any person, those entities of which such person owns or controls more than 50% of the outstanding equity securities either directly or through an unbroken chain of entities as to each of which more than 50% of the outstanding equity securities is owned directly or indirectly by its parent.

(mm)     “Warrants” means the Warrants to purchase shares of Common Stock, issued pursuant to the Purchase Agreement, including Section 1.4 thereof.

(nn)       “Weighted Average Price” means, with respect to one share of Common Stock, on any date of determination, the dollar volume-weighted average price for such security on NYSE MKT or, if the Common Stock is no longer traded on NYSE MKT, the principal U.S. national securities exchange on which the Common Stock is then traded, for the 10 consecutive trading days immediately preceding such date, as reported by Bloomberg through its “Volume at Price” functions.

(oo)        “Wholly Owned Subsidiary” means any subsidiary of the Corporation to the extent that all of the securities of any class or classes of capital stock of such subsidiary entitling the holders thereof (whether at all times or at the times that such class of capital stock has voting power by reason of the happening of any contingency) to vote in the election of members of the board of directors or comparable body of such subsidiary are owned directly or indirectly by the Corporation.

Section 4.           Dividends.

(a)           Rate. The holders of Series A shall be entitled to receive, on each share of Series A, out of funds legally available for the payment of dividends under Montana law, cumulative cash dividends at a per annum rate of 10% on the Accrued Principal Amount. Such dividends shall begin to accrue and be cumulative from the Original Issue Date, shall compound on each Dividend Payment Date (i.e., no dividends shall accrue on other dividends unless and until the first Dividend Payment Date for such other dividends has passed without such other dividends having been paid on such date), and shall be payable in arrears (as provided in this Section 4(a)). On any Dividend Payment Date during the period commencing on the Original Issue Date and ending on March 31, 2015, the Corporation may, instead of paying any dividends then due on shares of Series A to the holders of Series A in cash (such amount, the “Accrued and Unpaid Dividend Amount”), issue to each such holder (i) a number of additional shares of Series A equal to (A) the Accrued and Unpaid Dividend Amount due to such holder divided by (B) $100.00 and (ii) an additional Warrant (each, a “PIK Warrant”) exercisable for a number of shares of Common Stock equal to (A) the Accrued and Unpaid Dividend Amount due to such holder divided by (B) the Weighted Average Price as of such Dividend Payment Date; provided, however, that the Corporation may not issue such additional shares of Series A or such PIK Warrants, and shall pay such Accrued and Unpaid Dividend Amount in cash, unless and until the Corporation first obtains Shareholder Approval. Thereafter, the Board of Directors shall declare dividends, payable on each Dividend Payment Date, subject only to the legal availability of funds for declaration and payment thereof. If any such Dividend Payment Date would otherwise occur on a day that is not a Business Day, such Dividend Payment Date shall instead be (and any dividend payable on Series A on such Dividend Payment Date shall instead be payable on) the immediately succeeding Business Day with the same force and effect as if made on such Dividend Payment Date. The amount of dividends payable on Series A shall be computed on the basis of a 360-day year consisting of twelve 30-day months, and with respect to any date of determination that is not a Dividend Payment Date, actual days elapsed over a 30-day month.

Dividends that are payable on Series A on any Dividend Payment Date shall be payable to the holders of record of Series A as they appear on the stock register of the Corporation on the applicable record date, which shall be the fifteenth (15th) calendar day before such Dividend Payment Date (as originally scheduled) or such other record date fixed by the Board of Directors that is not more than sixty (60) days nor less than ten (10) days prior to such Dividend Payment Date (each, a “Dividend Record Date”). Any such day that is a Dividend Record Date shall be a Dividend Record Date whether or not such day is a Business Day.

Each dividend period (a “Dividend Period”) shall commence on the calendar day immediately following a Dividend Payment Date (other than the initial Dividend Period, which shall commence on and include the Original Issue Date of Series A) and shall end on and include the next Dividend Payment Date. Dividends payable in respect of a Dividend Period shall be payable in arrears on the Dividend Payment Date ending such Dividend Period.

(b)          Priority of Dividends. When dividends are not paid (or declared and a sum sufficient for payment thereof set aside for the benefit of the holders thereof on the applicable Dividend Record Date) on any Dividend Payment Date in full upon Series A, all dividends declared on Series A and payable on such Dividend Payment Date shall be declared pro rata so that the respective amounts of such dividends declared shall bear the same ratio to each other as all accrued and unpaid dividends per share on Series A (including, if applicable as provided in Section 4(a), dividends on such amount) bear to each other.

Section 5.           Liquidation Rights.

(a)           Voluntary or Involuntary Liquidation. In the event of any liquidation, dissolution or winding up of the affairs of the Corporation, whether voluntary or involuntary, the holders of Series A shall be entitled to receive for each share of Series A, out of the assets of the Corporation or proceeds thereof (whether capital or surplus) available for distribution to stockholders of the Corporation, and after satisfaction of all liabilities and obligations to creditors of the Corporation, but before any distribution of such assets or proceeds is made to or set aside for the holders of Common Stock and any other Junior Stock, payment in full in an amount equal to the Liquidation Preference of such share as of the date of such liquidation, dissolution, winding up.

(b)          Partial Payment. If in any distribution described in Section 5(a) or Section 11(b), the assets of the Corporation or proceeds thereof are not sufficient to pay the aggregate Liquidation Preferences in full to all holders of Series A as to such distribution, the amounts paid to the holders of Series A shall be paid pro rata in accordance with the respective aggregate Liquidation Preferences of the holders of Series A.

(c)           Residual Distributions. If in any distribution described in Section 5(a) or Section 11(b), the aggregate Liquidation Preferences have been paid in full to all holders of Series A, the holders of other stock of the Corporation shall be entitled to receive all remaining assets of the Corporation (or proceeds thereof) according to their respective rights and preferences.

(d)          Merger, Consolidation and Sale of Assets Not Liquidation. For purposes of this Section 5, the merger or consolidation of the Corporation with any other corporation or other entity, including a merger or consolidation in which the holders of Series A receive cash, securities or other property for their shares, or the sale, lease or exchange (for cash, securities or other property) of all or substantially all of the assets of the Corporation, shall not constitute a liquidation, dissolution or winding up of the Corporation, but shall be governed by Section 7

Section 6.           Redemption.

(a)           Optional Redemption. From and after February 15, 2013, the Corporation, at its option, may redeem, in whole at any time or in part from time to time, the shares of Series A at the time outstanding, upon notice given as provided in Section 6(b), at a redemption price per share equal to the Liquidation Preference of such share as of the redemption date; provided that the minimum number of shares of Series A redeemable at any time is the lesser of (i) 50,000 shares of Series A and (ii) the number of shares of Series A outstanding. The redemption price for any shares of Series A shall be payable on the redemption date to the holder of such shares against surrender of the certificate(s) evidencing such shares to the Corporation or its agent.

(b)          Notice of Redemption. Notice of every redemption of shares of Series A shall be given to the holders of record of the shares to be redeemed at their respective last addresses appearing on the books of the Corporation. Such mailing shall be at least thirty (30) days and not more than sixty (60) days before the date fixed for redemption. Any notice mailed as provided in this Subsection shall be conclusively presumed to have been duly given, whether or not the holder receives such notice, but failure duly to give such notice by mail, or any defect in such notice or in the mailing thereof, to any holder of shares of Series A designated for redemption shall not affect the validity of the proceedings for the redemption of any other shares of Series A. Each notice of redemption given to a holder shall state: (i) the redemption date; (ii) the number of shares of Series A to be redeemed and, if less than all the shares held by such holder are to be redeemed, the number of such shares to be redeemed from such holder; (iii) the redemption price; and (iv) the place or places where certificates for such shares are to be surrendered for payment of the redemption price.

(c)           Partial Redemption. In case of any redemption of part of the shares of Series A at the time outstanding, the shares to be redeemed shall be selected pro rata among the holders of Series A. If fewer than all the shares represented by any certificate are redeemed, a new certificate shall be issued representing the unredeemed shares without charge to the holder thereof.

(d)          Effectiveness of Redemption. If notice of redemption has been duly given and if on or before the redemption date specified in the notice all funds necessary for the redemption have been deposited by the Corporation, in trust for the pro rata benefit of the holders of the shares called for redemption, with a bank or trust company doing business in the Borough of Manhattan, The City of New York, and having a capital and surplus of at least $500 million and selected by the Board of Directors, so as to be and continue to be available solely therefor, then, notwithstanding that any certificate for any share so called for redemption has not been surrendered for cancellation, on and after the redemption date dividends shall cease to accrue on all shares so called for redemption, all shares so called for redemption shall no longer be deemed outstanding and all rights with respect to such shares shall forthwith on such redemption date cease and terminate, except only the right of the holders thereof to receive the amount payable on such redemption from such bank or trust company, without interest. Any funds unclaimed at the end of three years from the redemption date shall, to the extent permitted by law, be released to the Corporation, after which time the holders of the shares so called for redemption shall look only to the Corporation for payment of the redemption price of such shares.

Section 7.           Offer to Purchase Upon a Change of Control.

(a)           In connection with the occurrence of a Change of Control, the Corporation shall make an offer to purchase all of the shares of Series A outstanding (a “Change of Control Offer”) on the terms set forth in this Section 7. The Change of Control Offer shall be made in compliance with all applicable laws, including, without limitation (if applicable), Regulation 14E and 14D under the Exchange Act and the rules thereunder and all other applicable Federal and state securities laws. To the extent that the provisions of any securities laws or regulations conflict with the provisions of this Section 7, the Corporation shall comply with the applicable securities laws and regulations and shall not be deemed to have breached its obligations under this Section 7 by virtue thereof.

(b)          No sooner than fifteen (15) days and within that time period, as soon as reasonably practicable, prior to the consummation, or anticipated consummation, of a Change of Control, the Corporation shall commence the Change of Control Offer by mailing to each holder of shares of Series A a notice, which shall govern the terms of the Change of Control Offer, and shall state:

(i)               that the Change of Control Offer is being made pursuant to this Section 7 and that all shares of Series A tendered will be accepted for payment subject to the consummation of the Change of Control;

(ii)             the Change of Control Price (as defined below) and the date until which the Corporation may accept for payment shares of Series A (the “Change of Control Payment Date”), which shall be (subject to consummation of the Change of Control) no later than forty-five (45) days after the date the Change of Control occurs;

(iii)           that any shares of Series A not tendered for payment pursuant to the Change of Control Offer shall continue to accrue dividends and be redeemable in accordance with the terms hereof;

(iv)           that, unless the Corporation defaults in the payment of the Change of Control Price, all shares of Series A accepted for payment pursuant to the Change of Control Offer shall cease to accrue dividends on the Change of Control Payment Date;

(v)             that any holder electing to have certificates representing shares of Series A pursuant to a Change of Control Offer shall be required to surrender such certificates representing shares of Series A to the Corporation or its designated agent at the address specified in the notice prior to the close of business on the Change of Control Payment Date;

(vi)           that any holder of a share of Series A shall be entitled to withdraw such election if the Corporation or its designated agent receives, not later than the close of business on the Change of Control Payment Date, a PDF (Portable Document Format), facsimile transmission or letter setting forth the name of such holder, the number of shares of Series A such holder delivered for purchase, and a statement that such holder is withdrawing its election to have such shares of Series A purchased;

(vii)         that a holder whose shares of Series A are being purchased only in part shall be issued new shares of Series A for the unpurchased shares of Series A represented by any certificate surrendered;

(viii)       the instructions that the holders of Series A must follow in order to tender their shares of Series A; and

(ix)           the circumstances and relevant facts regarding such Change of Control.

(c)           On the Change of Control Payment Date, the Corporation shall, to the extent of funds legally available therefore and otherwise lawful, accept for payment the shares of Series A tendered and not withdrawn pursuant to the Change of Control Offer. The Corporation shall promptly mail to each holder of shares of Series A so accepted payment (or pay in person any holder presenting itself at the Corporation) in an amount equal to the purchase price for such shares, and the unpurchased shares of Series A surrendered, if any.

(d)          The Corporation shall make a public announcement of the results of the Change of Control Offer on or as soon as practicable after the Change of Control Payment Date.

(e)           The Corporation shall not enter into any agreement providing for a Change of Control unless the agreement permits the Corporation or any successor entity to comply with the provisions hereof.

(f)            “Change of Control Price” means an amount of cash per share of Series A equal to the Liquidation Preference of such share as of the Change of Control Payment Date.

Section 8.           Conversion. The holders of Series A shares shall have no right to exchange or convert such shares into any other securities.

Section 9.           Voting Rights.

(a)           General. The holders of Series A shall not have any voting rights except as set forth below or as otherwise from time to time required by law.

(b)          Voting Rights as to Particular Matters.

(i)               So long as any shares of Series A are outstanding, in addition to any other vote or consent of stockholders of the Corporation required by law or by the Articles of Incorporation, the vote or consent of the holders of a majority of the shares of Series A at the time outstanding and entitled to vote thereon, given in person or by proxy, either in writing without a meeting or by vote at any meeting called for the purpose, shall be necessary for effecting or validating:

(A)        any action or failure to act involving the Corporation or any of its Subsidiaries that adversely affects the rights, preferences, privileges or powers of Series A relative to any other class or series of capital stock of the Corporation;

(B)         any amendment, alteration, waiver or repeal of any provision of the articles or certificate of incorporation or bylaws or other organizational documents of the Corporation or any of its Subsidiaries (including the Articles of Incorporation and the Bylaws) so as to change the rights, preferences, privileges or powers of Series A;

(C)         any issuance of debt securities or incurrence of indebtedness for borrowed money, in each case by the Corporation or any of its Subsidiaries that breaches any financial covenant set forth in the Credit Facility or any other credit agreement pursuant to which the Credit Facility is repaid or otherwise refinanced, unless all or a portion of the proceeds of such issuance or incurrence are used by the Corporation or any such Subsidiary to redeem all of the shares of Series A at the time outstanding in accordance with Section 6;

(D)        any issuance of any shares of any class or series of capital stock of the Corporation, or any rights or securities exercisable or exchangeable for or convertible into any such shares, ranking pari passu with or senior to Series A with respect to either or both the payment of dividends or the distribution of assets on any liquidation, dissolution or winding up of the Corporation;

(E)         any declaration or payment of dividends on any Common Stock or other Junior Stock; or

(F)          any redemption or repurchase of any shares of any class or series of capital stock of the Corporation, other than Series A and any shares of Common Stock withheld by the Corporation to pay taxes upon the granting or vesting of awards to any of its employees under any equity compensation plan of the Corporation;

provided, however, that the transactions contemplated in the Purchase Agreement, the Series B Certificate and the Warrant shall be permitted without any vote or consent of the holders of shares of Series A.

(ii)             Upon the occurrence of a Default, if (x) in the case of an Event of Material Default, such Default shall (i) not have been cured or waived within thirty (30) days or (ii) not have been cured or waived and shall have resulted in any payment pursuant to the Credit Facility becoming due and payable prior to its scheduled maturity, whether by acceleration or otherwise, or (y) in the case of an Event of Default, such Default shall not have been cured or waived and shall have resulted in any payment pursuant to the Credit Facility becoming due and payable prior to its scheduled maturity, whether by acceleration or otherwise, then in addition to any other vote or consent of stockholders of the Corporation required by law or by the Articles of Incorporation, the vote or consent of the holders of a majority of the shares of Series A at the time outstanding and entitled to vote thereon, given in person or by proxy, either in writing without a meeting or by vote at any meeting called for the purpose, shall be necessary for effecting or validating:

(A)        any issuance of debt securities or incurrence of indebtedness for borrowed money or guaranty thereof, in each case by the Corporation or any of its Subsidiaries;

(B)         (1) any change in compensation of any officer of the Corporation, (2) any employment or severance agreement with or benefit plan for any officer of the Corporation or (3) any amendment of any employment or severance agreement with or benefit plan for an officer of the Corporation; or

(C)         any agreement, contract or other arrangement pursuant to which the Company or any of its Subsidiaries would pay or otherwise be liable for or reasonably expect to pay or otherwise be liable for, an aggregate amount in excess of $1,000,000 over the term of such agreement, contract or other arrangement.

(c)           Procedures for Voting and Consents. The rules and procedures for calling and conducting any meeting of the holders of Series A (including, without limitation, the fixing of a record date in connection therewith), the solicitation and use of proxies at such a meeting, the obtaining of written consents and any other aspect or matter with regard to such a meeting or such consents shall be governed by any rules of the Board of Directors, in its discretion, may adopt from time to time, which rules and procedures shall conform to the requirements of the Articles of Incorporation, the Bylaws, and applicable law and the rules of any national securities exchange or other trading facility on which Series A is listed or traded at the time. Whether the vote or consent of the holders of a plurality, majority or other portion of the shares of Series A has been cast or given on any matter on which the holders of shares of Series A are entitled to vote shall be determined by the Corporation by reference to the Liquidation Preferences of the shares voted or covered by the consent.

Section 10.       Board Designation Rights. So long as any shares of Series A are outstanding, the holders of Series A shall be entitled to elect an individual designated by the holders of a majority of the shares of Series A (the “Investor Director”) to serve as an additional member of the Board of Directors. The authorized number of directors constituting the Board of Directors shall be automatically increased by one directorship, if necessary, to allow for the election of the Investor Director. The Investor Director may be removed at any time with or without cause only by the holders of a majority of the shares of Series A. Any vacancy in the directorship of the Investor Director shall be filled only by the holders of a majority of the shares of Series A.

Section 11.       Default. Upon the occurrence of a Default, if (x) in the case of an Event of Material Default, such Default shall (i) not have been cured or waived within thirty (30) days or (ii) have not been cured or waived and results in any payment pursuant to the Credit Facility becoming due and payable prior to its scheduled maturity, whether by acceleration or otherwise, or (y) in the case of an Event of Default, such Default shall have resulted in any payment pursuant to the Credit Facility becoming due and payable prior to its scheduled maturity, whether by acceleration or otherwise, then:

(a)           the holders of Series A shall be entitled to elect a number of individuals designated by the holders of a majority of the shares of Series A (the “Additional Directors”) that, together with the Investor Director, would constitute the greatest number of members of the Board of Directors that does not exceed 25% of total number of members of the Board of Directors to serve as additional members of the Board of Directors; provided, however, that if at any time such Default is cured or waived by the holders of Series A, then such Additional Directors shall be removed from the Board of Directors and the holders of Series A shall have no further rights pursuant to this Section 11(a). The authorized number of directors constituting the Board of Directors shall be increased by such number of directorships, if necessary, to allow for the election of the Additional Directors. An Additional Director may be removed at any time with or without cause only by the holders of a majority of the shares of Series A. Any vacancy in the directorship of an Additional Director shall be filled only by the holders of a majority of the shares of Series A; and

(b)          the holders of Series A shall be entitled to elect to receive for each share of Series A, out of the assets of the Corporation or proceeds thereof (whether capital or surplus) available for distribution to stockholders of the Corporation, and after satisfaction of all liabilities and obligations to creditors of the Corporation, but before any distribution of such assets or proceeds is made to or set aside for the holders of Common Stock and any other Junior Stock, payment in full in an amount equal to the Liquidation Preference of such share as of the date of such Default.

Section 12.       Record Holders. To the fullest extent permitted by applicable law, the Corporation may deem and treat the record holder of any share of Series A as the true and lawful owner thereof for all purposes, and the Corporation shall not be affected by any notice to the contrary.

Section 13.       Notices. All notices or communications in respect of Series A shall be sufficiently given if given in writing and delivered in person or by fax, overnight or certified mail, or if given in such other manner as may be permitted in this Certificate of Designations, in the Articles of Incorporation or Bylaws or by applicable law.

Section 14.       No Preemptive Rights. No share of Series A shall have any rights of preemption whatsoever as to any securities of the Corporation, or any warrants, rights or options issued or granted with respect thereto, regardless of how such securities, or such warrants, rights or options, may be designated, issued or granted.

Section 15.       Replacement Certificates. The Corporation shall replace any mutilated certificate at the holder’s expense upon surrender of that certificate to the Corporation. The Corporation shall replace certificates that become destroyed, stolen or lost at the holder’s expense upon delivery to the Corporation of reasonably satisfactory evidence that the certificate has been destroyed, stolen or lost, together with any indemnity that may be reasonably required by the Corporation.

Section 16.       Other Rights. The shares of Series A shall not have any rights, preferences, privileges or voting powers or relative, participating, optional or other special rights, or qualifications, limitations or restrictions thereof, other than as set forth herein or in the Articles of Incorporation or as provided by applicable law.

Exhibit B

PREFERENCES, LIMITATIONS, AND RELATIVE RIGHTS

OF

SERIES B VOTING PREFERRED STOCK

OF

EMERALD OIL, INC.

Section 1.           Designation. The distinctive serial designation of such series of Preferred Stock is “Series B Voting Preferred Stock” (“Series B”). Each share of Series B shall be identical in all respects to every other share of Series B.

Section 2.           Number of Shares. The authorized number of shares of Series B shall be 6,500,000. Shares of Series B that are purchased or otherwise acquired by the Corporation may thereafter be reissued or otherwise disposed of by the Corporation in accordance herewith or may be retired and cancelled by the Corporation.

Section 3.           Definitions. As used herein with respect to Series B:

(a)           “Articles of Incorporation” means the articles of incorporation of the Corporation, as it may be amended from time to time, and shall include this Certificate of Designations and the Series A Certificate.

(b)          “Board of Directors” means the board of directors of the Corporation.

(c)           “Bylaws” means the bylaws of the Corporation, as they may be amended from time to time.

(d)          “Certificate of Designations” means this Certificate of Designations relating to Series B, as it may be amended from time to time.

(e)           “Common Stock” means the common stock, par value $0.001 per share, of the Corporation.

(f)            “Corporation” means Emerald Oil, Inc., a Montana corporation.

(g)           “NYSE MKT” means NYSE MKT LLC.

(h)          “PIK Warrants” means the Warrants to purchase shares of Common Stock issued pursuant to Section 1.4 of the Purchase Agreement.

(i)             “Preferred Stock” means any and all series of preferred stock, par value $0.001 per share, of the Corporation, including Series A and Series B.

(j)            “Purchase Agreement” means the Securities Purchase Agreement, dated as of February 1, 2013, by and among the Corporation, WDE Emerald Holdings LLC, a Delaware limited liability company, and White Deer Energy FI L.P., a Cayman Islands exempted limited partnership, including all schedules and annexes thereto, as it may be amended from time to time.

(k)          “Series A” means the series of Preferred Stock designated as “Series A Perpetual Preferred Stock.”

(l)             “Series A Certificate” means the Certificate of Designations of Series A Perpetual Preferred Stock relating to Series A, as it may be amended from time to time.

(m)        “Series B” has the meaning set forth in Section 1

.

(n)          “Shareholder Approval” means, with respect to the issuance of any PIK Warrants and any shares of Common Stock issuable upon exercise of such PIK Warrants, the approval, in accordance with Section 705 of the NYSE MKT Company Guide, of the stockholders of the Corporation required to authorize such issuances pursuant to Section 713 of the NYSE MKT Company Guide.

(o)           “Warrants” means the Warrants to purchase shares of Common Stock issued pursuant to the Purchase Agreement, including the PIK Warrants.

(p)           “Voting Stock” means Series B and Common Stock.

Section 4.           Dividends. No dividends shall be paid to the holders of Series B.

Section 5.           Liquidation Rights. In the event of any liquidation, dissolution or winding up of the affairs of the Corporation, whether voluntary or involuntary, the holders of Series B shall be entitled to receive for each share of Series B, out of the assets of the Corporation or proceeds thereof (whether capital or surplus) available for distribution to stockholders of the Corporation, and after satisfaction of all liabilities and obligations to creditors of the Corporation and any distributions of such assets or proceeds made to or set aside for the holders of Series A, before any distribution of such assets or proceeds is made to or set aside for the holders of Common Stock and any other stock of the Corporation ranking junior to Series B as to such distribution, payment in full in an amount equal to $0.001 per share. For purposes of this Section 5, the merger or consolidation of the Corporation with any other corporation or other entity, including a merger or consolidation in which the holders of Series B receive cash, securities or other property for their shares, or the sale, lease or exchange (for cash, securities or other property) of all or substantially all of the assets of the Corporation, shall not constitute a liquidation, dissolution or winding up of the Corporation.

Section 6.           Conversion, Redemption and Other Rights.

(a)           Series B is not convertible into any other class or series of the capital stock of the Corporation or into cash, property or other rights, and no share of Series B may be redeemed prior to January 1, 2020.

(b)          On and from time to time after January 1, 2020, the Corporation may, at its option, redeem, in whole or in part, the then-outstanding shares of Series B, at a redemption price per share equal to $0.001. The redemption price for any such shares of Series B shall be payable on the applicable redemption date selected by the Corporation to the holder of such shares against surrender of the certificate(s) evidencing such shares to the Corporation or its agent. The Corporation may elect to pay the redemption price in cash or whole shares of Common Stock of the Corporation with a value equal to the Market Price (as defined in the Warrant) on the trading day immediately preceding the redemption date.

(c)           If on or before each redemption date all funds or shares of Common Stock necessary for the redemption have been deposited by the Corporation, in trust for the pro rata benefit of the holders of the shares called for redemption, with a bank or trust company doing business in the Borough of Manhattan, The City of New York, so as to be and continue to be available solely therefor, then, notwithstanding that any certificate for any share so called for redemption has not been surrendered for cancellation, on and after the applicable redemption date all shares so called for redemption shall no longer be deemed outstanding and all rights with respect to such shares shall forthwith on the applicable redemption date cease and terminate, except only the right of the holders thereof to receive the redemption price payable on such redemption from such bank or trust company, without interest. Any funds or shares of Common Stock unclaimed at the end of ninety days from the applicable redemption date shall, to the extent permitted by law, be released to the Corporation, after which time the holders of the shares so called for redemption shall look only to the Corporation for payment of the redemption price of such shares.

Section 7.           Transfer; Surrender Upon Exercise of Warrants. Each share of Series B shall be issued as a unit with a Warrant, or portion thereof, representing the right to purchase one share of Common Stock and may only be sold or otherwise transferred concurrently with the sale of such Warrant. Any sale or transfer, or purported sale or transfer, of shares of Series B shall be null and void, and the Corporation shall have no obligation to effect any transfer, unless the foregoing transfer restrictions are strictly observed. In the event that a holder of Series B exercises its right to acquire Common Stock of the Corporation pursuant to a Warrant, such holder shall surrender to the Corporation a number of shares of Series B of such holder equal to the number of shares of Common Stock purchased upon exercise of such Warrant. In no event shall the Corporation issue any shares of Series B other than in connection with the issuance of Warrants pursuant to and in accordance with the Purchase Agreement, including Section 1.4 thereof (which provides that no PIK Warrants shall be issuable unless and until the Company first obtains Shareholder Approval) and otherwise in connection with such Warrants.

Section 8.           Voting Rights.

(a)           Each share of Series B shall be entitled to one vote. So long as any shares of Series B are outstanding, in addition to any other vote or consent of stockholders of the Corporation required by law or by the Articles of Incorporation, the holders of Series B shall be entitled to vote in the election of directors and on all other matters submitted to a vote of the holders of Common Stock, with Series B and Common Stock voting together as a single class. If more than one person holds Series B, then the voting rights of such persons shall be reduced pro rata according to their ownership percentages in order to comply with this limitation. Any share of Series B and, if applicable, other Voting Stock with respect to which the holders of Series B and their affiliates are not entitled to vote pursuant to the limitations in this Section 8(a), shall not be considered, in determining whether a quorum is present at any meeting of stockholders of the Corporation, as outstanding shares of capital stock entitled to vote at such meeting.

(b)          So long as any shares of Series B are outstanding, in addition to any other vote or consent of stockholders required by law or by the Articles of Incorporation, the vote or consent of the holders of a majority of the shares of Series B at the time outstanding and entitled to vote thereon, given in person or by proxy, either in writing without a meeting or by vote at any meeting called for the purpose, shall be necessary for effecting or validating:

(i)               any action or failure to act involving the Corporation or any of its Subsidiaries that adversely affects the rights, preferences, privileges or powers of Series B relative to any other class or series of capital stock of the Corporation; and

(ii)             any amendment, alteration, waiver or repeal of any provision of the articles or certificate of incorporation or bylaws or other organizational documents of the Corporation or any of its Subsidiaries (including the Articles of Incorporation and the Bylaws) so as to change the rights, preferences, privileges or powers of Series B.

Notwithstanding anything herein to the contrary, in no event shall any holder of shares of Series B be entitled to (x) vote on any matter on which Series B is entitled to vote unless such holder shall also be the record holder of the corresponding Warrant that is part of the unit with such shares or (y) cast a number of votes in excess of the number of shares purchasable upon exercise of the Warrants of which such holder is the record holder. Furthermore, except as provided by law, no share of Series B shall have any voting rights following January 1, 2020.

Section 9.           Record Holders. To the fullest extent permitted by applicable law, the Corporation may deem and treat the record holder of any share of Series B as the true and lawful owner thereof for all purposes, and the Corporation shall not be affected by any notice to the contrary.

Section 10.       Notices. All notices or communications in respect of Series B shall be sufficiently given if given in writing and delivered in person or by fax, overnight or certified mail, or if given in such other manner as may be permitted in this Certificate of Designations, in the Articles of Incorporation or Bylaws or by applicable law.

Section 11.       No Preemptive Rights. No share of Series B shall have any rights of preemption whatsoever as to any securities of the Corporation, or any warrants, rights or options issued or granted with respect thereto, regardless of how such securities, or such warrants, rights or options, may be designated, issued or granted.

Section 12.       Replacement Certificates. The Corporation shall replace any mutilated certificate at the holder’s expense upon surrender of that certificate to the Corporation. The Corporation shall replace certificates that become destroyed, stolen or lost at the holder’s expense upon delivery to the Corporation of reasonably satisfactory evidence that the certificate has been destroyed, stolen or lost, together with any indemnity that may be reasonably required by the Corporation.

Section 13.       Other Rights. The shares of Series B shall not have any rights, preferences, privileges or voting powers or relative, participating, optional or other special rights, or qualifications, limitations or restrictions thereof, other than as set forth herein or in the Articles of Incorporation or as provided by applicable law.